As filed with the Securities and Exchange Commission on May 6, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Anchor BanCorp Wisconsin Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	39-1726871
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

25 West Main Street

Madison, Wisconsin 53703

(608) 252-8700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark D. Timmerman, Esq.

Executive Vice President, Secretary and General Counsel

Anchor BanCorp Wisconsin Inc.

25 West Main Street

Madison, Wisconsin 53703

(608) 252-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael J. Zeidel, Esq.

Sven G. Mickisch, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Telephone: (212) 735-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the Registrant

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	2,044,122	$36.64	$74,896,630.08	$8,702.99

(1)	Represents outstanding shares of common stock offered by the selling security holders. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the common stock offered hereby shall also be deemed to cover additional securities offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average high and low prices of the shares of common stock as reported on the NASDAQ Global Select Market on May 4, 2015.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 6, 2015

PROSPECTUS

Up to 2,044,122 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by certain holders of shares of the Company’s common stock. See “Selling Stockholders” for more information regarding such holders of the Company’s common stock and the shares of the Company’s common stock to which this prospectus relates. The registration of the shares of the Company’s common stock does not necessarily mean that any of the shares of common stock will be offered or sold by the selling stockholders. The Company will not receive any proceeds from the sale of shares of common stock to be offered by the selling stockholders.

The selling stockholders may sell the shares of the Company’s common stock offered hereby from time to time on the NASDAQ Global Select Market or such other national securities exchange or automated interdealer quotation system on which the shares of common stock are then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices.

The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “ABCW.” On May 4, 2015, the last reported sale price of the Company’s common stock on the NASDAQ Global Select Market was $36.88.

Investing in the Company’s securities involves a high degree of risk. You should carefully consider the matters discussed under the section entitled “Risk Factors” on page 1 of this prospectus and included in the Company’s periodic reports and other information filed with the Securities and Exchange Commission before investing in its securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2015.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that the Company filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the stockholders identified in this prospectus may sell, from time to time, the securities covered by this prospectus in one or more offerings.

It is important for you to consider the information contained in this prospectus together with additional information described under the heading “Where You Can Find More Information.” Neither the Company nor the selling stockholders have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. The registration statement and the documents referenced herein can be obtained from the SEC as indicated under the section entitled “Where You Can Find More Information.”

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. The Company’s business, financial condition, results of operations and prospects may have changed since then.

Unless otherwise stated or the context otherwise requires, references in this prospectus to the “Company” refer to Anchor BanCorp Wisconsin Inc., a Delaware corporation, and its consolidated subsidiaries, and the “Bank” refers to Anchor BanCorp Wisconsin Inc.’s wholly owned bank subsidiary, AnchorBank, fsb.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and special reports, prospectus and other information with the SEC. You may read and copy any document the Company files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains the Company’s reports, proxy and other information regarding the Company at http://www.sec.gov. The Company’s SEC filings are also available free of charge at its website (www.anchorbank.com). The information on the Company’s website is not incorporated by reference into this prospectus.

The SEC allows “incorporation by reference” into this prospectus of information that the Company files with the SEC. This permits the Company to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by the Company with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. The Company incorporates by reference the following documents which the Company has filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 19, 2015;

•	the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 from the Company’s Definitive Proxy Statement on Schedule 14A, which the Company filed with the SEC on March 27, 2015;

•	the Company’s Current Reports on Form 8-K filed with the SEC on April 9, 2015 and April 30, 2015 (with respect to Item 5.07 only);

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 filed with the SEC on May 6, 2015; and

•	the description of the Company’s common stock contained in the registration statement on Form 8-A (File No. 001-34955) filed with the SEC on October 20, 2014 to register such securities under the Exchange Act.

The Company incorporates by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

Anchor BanCorp Wisconsin Inc.

25 West Main Street

Madison, Wisconsin 53703

(608) 252-8700

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions identify forward-looking statements. These forward-looking statements are based on the historical performance of the Company or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations so contemplated will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

THE COMPANY

The Company is a savings and loan holding company incorporated under the laws of the State of Delaware and headquartered in Madison, Wisconsin. The Company offers a full range of financial services through the Bank. The Bank offers financial services through 54 full-service banking offices throughout the Company’s market area, which is concentrated in the greater Madison, Fox Valley and suburban Milwaukee regions of Wisconsin. The Company believes that its markets exhibit attractive demographic attributes and present favorable competitive dynamics with long-term growth opportunities. The Company’s strategy focuses on building a strong commercial banking franchise with meaningful market share and growing revenues complemented by operational efficiencies that the Company believes can produce attractive risk-adjusted returns to enhance stockholder value. As of December 31, 2014, on a consolidated basis, the Company had total assets of approximately $2.08 billion, total loans of approximately $1.52 billion, total deposits of approximately $1.81 billion, and total stockholders’ equity of approximately $227.66 million.

Corporate Information

The Company’s principal executive offices are located at 25 West Main Street, Madison, Wisconsin 53703. The Company’s telephone number is (608) 252-8700 and its internet address is http://www.anchorbank.com. Information on, or accessible through, the Company’s website is not part of this prospectus.

RISK FACTORS

You should consider the specific risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in the Company’s other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. Based on the information currently known to the Company, it believes that the information incorporated by reference in this prospectus identifies the most significant risk factors affecting the Company. Each of risks described in these documents could materially and adversely affect its business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to the Company or that the Company currently believes to be less significant than the risk factors incorporated by reference herein may also adversely affect its business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

All shares of common stock sold pursuant to this prospectus will be sold by the selling stockholders and the Company will not receive any of the proceeds from such sales.

DESCRIPTION OF THE COMMON STOCK

The following descriptions include summaries of the material terms of the Company’s certificate of incorporation, the Company’s by-laws and the applicable provisions of the Delaware General Corporation Law, or the DGCL. For more information on how you can obtain the Company’s certificate of incorporation and by-laws, see “Where You Can Find More Information.” The Company urges you to read its certificate of incorporation and by-laws in their entirety.

General

The following is a summary of the rights of the Company’s common stock and certain provisions of its certificate of incorporation and by-laws. This description is only a summary. For more detailed information, you should refer to the Company’s certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

The transfer agent and registrar for the Company’s common stock is Broadridge Corporate Issuer, Inc., 1717 Arch St., Suite 1300, Philadelphia, Pennsylvania 19103.

Authorized Capital Stock

Under the Company’s certificate of incorporation, its authorized capital stock consists of 11,900,000 shares of common stock, $0.01 par value per share. As of April 30, 2015, 9,610,765 shares of the Company’s common stock were issued, 9,603,975 shares of its common stock were outstanding and there were 725 holders of record of its common stock. The Company is also authorized to issue 100,000 shares of preferred stock, no shares of which are issued and outstanding.

Dividends

The holders of common stock will be entitled to receive and share equally in such dividends, if any, declared by the Company’s Board of Directors (the “Board”) out of funds legally available therefor. The Company may pay dividends if, as and when declared by the Board. The payment of dividends by the Company is subject to limitations imposed by the Delaware General Corporations Law, the Federal Reserve and the Office of the Comptroller of the Currency (“OCC”). OCC and Federal Reserve regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. Under applicable regulations, a savings institution must file an application for approval of the capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years;

•	the institution would not be at least adequately capitalized under the OCC’s prompt corrective action guidelines following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or OCC-imposed condition; or

•	the institution is not eligible for expedited treatment of its filings with the OCC.

If an application is not required to be filed, savings institutions such as the Bank, which are a subsidiary of a holding company (as well as certain other institutions), must still file a notice with the OCC and Federal Reserve at least 30 days before the board of directors declares a dividend or approves a capital distribution.

If the Company issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights

Each share of the Company’s common stock will entitle the holder thereof to one vote on all matters upon which stockholders have the right to vote. Holders of the Company’s common stock, together with holders of any other class or series of capital stock with voting rights, elect the Board and act on such other matters as are required to be presented to them under Delaware law or the Company’s articles of incorporation, as amended or as otherwise presented to them by the Board. The Company’s stockholders are not entitled to cumulate their votes for the election of directors.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of the Company, the holders of shares of the Company’s common stock will be entitled to receive, after payment of all debts and liabilities and after satisfaction of all liquidation preferences applicable to any preferred stock, all remaining assets and funds available for distribution in cash or in kind in proportion to the number of shares held by them.

In the event of any liquidation, dissolution, or winding up of the Bank, the Company, as the holder of all shares of its subsidiary’s common stock, would be entitled to receive, after payment of all debts and liabilities of the subsidiary (including all deposits and accrued interest thereon), all remaining assets of the subsidiary available for distribution in cash or in kind.

Preemptive Rights; Redemption and Assessment

On August 12, 2013, the Company filed a voluntary petition for relief under the provisions of chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., in the United States Bankruptcy Court for the Western District of Wisconsin to implement a “pre-packaged” plan of reorganization (the “Plan of Reorganization”). Pursuant to the Plan of Reorganization, the Company entered into stock purchase agreements (the “Investor SPAs”) on August 12, 2013 with certain institutional investors, other private investors and directors and officers of the Company (the “Investors”). Following the effectiveness of the Plan of Reorganization, the United States Department of the Treasury (the “Treasury”) sold shares of common stock to certain institutional investors (the “Secondary Investors”). In connection with such sale, the Company entered into secondary sale purchaser agreements (the “Secondary SPAs”) with the Secondary Investors pursuant to which the Company made certain representations and warranties to the Secondary Investors and provided rights to the Secondary Investors similar to the rights provided under the Investor SPAs.

Pursuant to the terms of the Investor SPAs and Secondary SPAs, each Investor and Secondary Investor will be entitled, for so long as such Investor or Secondary Investor beneficially owns at least 50% or more of all of the shares issued and sold to the Investor or Secondary Investor under such stock purchase agreements, preemptive rights (“Preemptive Rights”) with respect to any equity, or any securities, options or debt that are convertible or exchangeable into equity or that include an equity component (any such security, a “New Security”) issued by the Company (a “New Issuance”). The Investor or the Secondary Investor, as applicable, will have the right to purchase for cash, at the price and on the same terms and conditions and at the same time as the New Issuance, such number of New Securities as are required to enable it to maintain its proportionate common stock-equivalent interest in the Company immediately prior to any such issuance of New Securities.

The Investors or the Secondary Investor, as applicable, will not have any Preemptive Rights in connection with (i) any issuance of New Securities to management, consultants, employees, officers or directors of the Company pursuant to management or employee incentive programs or plans approved by the Board (including any such programs or plans in existence on the date of the Investor SPAs or Secondary SPAs, as applicable), (ii) any issuance, delivery or sale of New Securities by the Company to any person as consideration in connection with (but not in connection with raising capital to fund) (1) an acquisition or strategic business combination approved by the Board or (2) an investment by the Company approved by the Board in any party which is not prior to such transaction an affiliate of the Company (whether by merger, consolidation, stock swap, sale of assets or securities, or otherwise), (iii) any issuance, delivery or sale of New Securities in any registered public offering or (iv) any issuance of New Securities in connection with any stock split, stock dividend paid on a proportionate basis to all holders of the affected class of capital stock or recapitalization approved by the Board.

If a majority of the Board determines it is appropriate that the Company issues equity or debt securities on an expedited basis, then the Company may consummate the proposed issuance or sale of such securities (“Expedited Issuance”) and then comply with the stock purchase agreements; provided that (i) the purchaser(s) of such New Securities has consented in writing to the issuance of additional New Securities, and (ii) the sale of any such additional New Securities to any Investors or Secondary Investors, as applicable, will be consummated as promptly as is practicable but in any event no later than ninety days subsequent to the date on which the Company consummates the Expedited Issuance. Notwithstanding anything to the contrary in the Investor SPAs or Secondary SPAs, as applicable, the consent of the purchasers of such New Securities will not be required in connection with any Expedited Issuance undertaken at the written direction of the applicable federal regulator of the Company or the Bank.

In addition, the Investors and the Secondary Investors will not have any Preemptive Rights in connection with any New Issuance to the extent that a majority of the Board determines that such issuance would materially increase the risk of or cause an “ownership change” within the meaning of Section 382 of Internal Revenue Code of 1986, as amended.

The Company’s common stock is not subject to redemption or any sinking fund and all of the outstanding shares are fully paid and non-assessable.

Registration Rights

The Investor SPAs and the Secondary SPAs contain registration rights provisions with respect to the registration and sales of shares of the Company’s common stock. Only those Investors that hold registrable securities, which are those that cannot trade their shares without volume or manner of sale restrictions under Rule 144, as defined in the Investor SPAs, currently have registration rights.

In addition, pursuant to the registration rights provisions, in the event that the Company is registering shares of its common stock for sale to the public, the Company is required to give notice of such registration to the Investors that hold registrable securities (which includes members of management that hold shares of the Company’s common stock) of the intention to effect such a registration. Such notified persons have piggyback registration rights providing them the right to have the Company include the shares of common stock owned by them in any such registration if the Company has received written requests for inclusion therein within prescribed time limits, subject to other provisions under the Investor SPAs or the Secondary SPAs, as applicable.

Listing on the NASDAQ Global Market

Anchor BanCorp Wisconsin Inc.’s common stock is listed on the NASDAQ Global Market under the trading symbol “ABCW.”

Anti-Takeover Considerations and Special Provisions of the Company’s Certificate of Incorporation, By-laws and Delaware Law

The following sets forth certain provisions of the Delaware General Corporation Law and the Company’s certificate of incorporation and by-laws. Banking laws also impose notice approval and ongoing regulatory requirements on any stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. For additional information, see the subsection below entitled “Notice and Approval Requirements Related to Control.”

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Company’s certificate of incorporation and by-laws established advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Stockholder Meetings

The Company’s certificate of incorporation and by-laws provide that special meetings of the stockholders may be called for any purpose or purposes at any time by a majority of the Board, or a committee of the Board, or Stockholders, or by the Chief Executive Officer, the President or Secretary.

Amendments to the By-laws

The Board, by the affirmative vote of at least a majority of the Board, has the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the Company’s by-laws. The Company’s by-laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the votes entitled to be cast by the shares of outstanding capital stock entitled to vote thereon.

Tax Attribute Preservation Provision

In connection with the Plan of Reorganization, on September 25, 2013, the Company adopted its certificate of incorporation. In order to protect certain tax attributes of the Company and its subsidiaries following emergence from bankruptcy, the Company’s certificate of incorporation contains certain restrictions on the transfer of its common stock.

Pursuant to the Plan of Reorganization, recapitalization transactions were consummated on September 27, 2013 (the “Effective Date”). Until the third anniversary of the Effective Date (the “Expiration Date”), unless approved by the Board in accordance with the procedures set forth in the Company’s certificate of incorporation and subject to certain exceptions for permitted transfers, any attempted transfer of the Company’s common stock is prohibited and void ab initio to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), either (i) any person or group of persons will own 4.95% or more of the Company or (ii) the ownership interest in the Company of any of its existing 5% Stockholders will be increased. The Expiration Date may be extended in the Board’s discretion until the sixth anniversary of the Effective Date in order to protect the tax attributes of the Company.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless an entity’s certificate of incorporation provides otherwise. The Company’s certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Section 203

The Company has elected to “opt out” of Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder with the following exceptions:

•	before such date, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge, or other disposition of 10.0% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15.0% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of Section 203 with an expressed provision in its original certificate of incorporation or an expressed provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares.

Notice and Approval Requirements Related to Control

Banking laws impose notice, approval, and ongoing regulatory requirements on any stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. These laws include the Bank Holding Company Act, the Change in Bank Control Act, and the Savings and Loan Holding Company Act and the rules and regulations enacted thereunder. Among other things, these laws require regulatory filings by a stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. The determination whether an investor “controls” a depository institution is based on all of the facts and circumstances surrounding the investment. As a general matter, a party is deemed to control a depository institution or other company if the party owns or controls 25% or more of any class of voting stock. Subject to rebuttal, a party may be presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting stock and any of certain additional control factors exist. Ownership by affiliated parties, or parties acting in concert, is typically aggregated for these purposes. If a party’s ownership of the Company were to exceed certain thresholds, the investor could be deemed to “control” the Company for regulatory purposes. This could subject the investor to regulatory filings or other regulatory consequences.

In addition, except under limited circumstances, a savings and loan holding company (“SLHC”) is prohibited from acquiring, without prior approval:

•	control of any other savings institution or SLHC or all or substantially all the assets thereof; or

•	more than 5% of the voting shares of a savings institution or SLHC which is not already a subsidiary.

In evaluating an application by a holding company to acquire a savings association, the factors considered include the financial and managerial resources and future prospects of the holding company and savings association involved, the risk of the acquisition to the deposit insurance fund, the convenience and needs of the community and the effect of the acquisition on competition.

SELLING STOCKHOLDERS

The table below, including the footnotes, lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders based in part on information provided to the Company by the selling stockholders. The selling stockholders are current officers and/or directors of the Company or affiliates of current directors of the Company. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, as of May 6, 2015.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, the Company cannot assure you as to the actual number of shares that will be sold by the selling stockholders. The percentage of shares owned after the offering are based on 9,604,809 shares of the Company’s common stock outstanding as of May 6, 2015, which includes the outstanding shares of common stock offered by this prospectus, plus any options that are currently exercisable or will become exercisable within 60 days of May 6, 2015.

Except as otherwise indicated in the table and notes thereto below, addresses of each of the individuals and entities listed below is care of Anchor BanCorp Wisconsin Inc., 25 West Main Street, Madison, Wisconsin 53703.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Common Stock Beneficially Owned After Offering (assuming the sale of all shares that may be sold hereunder)
			Number	Percent
Chris M. Bauer	95,798	95,798	0	0%
Holly Cremer	6,576	6,576	0	0%
Richard A. Bergstrom	16,576	16,576	0	0%
Ronald R. Osterholz	16,333	16,333	0	0%
Martin S. Friedman(3)	857,042	857,042	0	0%
William T. James	2,652	2,652	0	0%
David L. Omachinski	26,576	26,576	0	0%
Pat Richter	6,576	6,576	0	0%
Thomas G. Dolan	44,047	44,047	0	0%
Martha M. Hayes	35,489	35,489	0	0%
Scott McBrair	32,989	32,989	0	0%
Mark D. Timmerman	24,092	24,092	0	0%
Bridge Equities III, LLC (3)	857,042	857,042	0	0%
Capital Z Partners III, L.P.(2)	877,800	877,800	0	0%
Capital Z Partners Management, LLC(2)	879,376	879,376	0	0%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them. Ownership by certain directors and officers and their affiliates set forth herein includes shares of restricted stock granted to such directors and officers with respect to which they have the power to vote as of the date of grant. However, such shares do not vest until March 31, 2016, March 31, 2017 or March 31, 2018, as applicable.
(2)	Capital Z Partners III, L.P. (“Cap Z III”) is the record holder of 877,800 shares of the Company’s common stock. Capital Z Partners Management, LLC (“Cap Z Partners Management”), the investment manager of Cap Z III, is the record holder of 1,576 shares of the Company’s common stock (including 576 restricted shares granted to Cap Z Partners Management in connection with Bradley E. Cooper’s service as a director on the Company’s Board that vest on March 31, 2016) and may be deemed to beneficially own the shares of the Company’s common stock held by Cap Z III. Capital Z Partners III GP, L.P. (“Cap Z GP LP”) is the sole general partner of Cap Z III. Capital Z Partners III GP, Ltd. (“Cap Z GP Ltd.”) is the sole general partner of Cap Z GP LP. Each of Cap Z GP LP and Cap Z GP Ltd. may be deemed to beneficially own the shares of the Company’s common stock held by Cap Z III. Bradley E. Cooper and Robert A. Spass are founding partners of Cap Z Partners Management and shareholders of Cap Z GP Ltd. and may be deemed to beneficially own the shares of the Company’s common stock held by Cap Z Partners Management and Cap Z III. Each of Messrs. Cooper and Spass disclaims beneficial ownership of the shares of the Company’s common stock held by Cap Z Partners Management and Cap Z III. The address of each of Cap Z III, Cap Z Partners Management, Cap Z GP LP and Cap Z GP Ltd. is 142 West 57th Street, 3rd Floor, New York, NY 10019.

(3)	Bridge Equities III, LLC (“Bridge”) is the record owner of 802,966 shares of the Company’s common stock. Financial Opportunity Fund LLC (“FJ Fund”) is the record owner of 48,500 shares of the Company’s common stock. Martin S. Friedman is the record owner of 5,000 shares of the Company’s common stock. Mr. Friedman’s holdings reflect 1,000 shares granted to Mr. Friedman as a part of his director compensation which vested on March 31, 2015 and 576 shares granted to Mr. Friedman as a part of his director compensation which will vest on March 31, 2016. FJ Fund, FJ Capital Management, LLC (“FJ Management”), Martin S. Friedman, Bridge, SunBridge Manager, LLC (“SBM”), SunBridge Holdings, LLC (“SBH”) and Realty Investment Company, Inc. (“Realty”) may be deemed to constitute a “group” for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder. FJ Fund shares voting and dispositive power over the shares held by it with FJ Management, as managing member of FJ Fund, and Mr. Friedman, as managing member of FJ Management. Bridge shares voting power over the shares held by it with SBM, as managing member of Bridge; SBH, as managing member of SBM; Realty, as manager of SBH; FJ Management, as sub-investment advisor of Bridge; and Mr. Friedman, as managing member of FJ Management. The address of each of the above referenced entities is 1313 Dolly Madison Blvd., Suite 306, McLean, VA 22101.

PLAN OF DISTRIBUTION

The selling stockholders may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

In addition, the manner in which the selling stockholders may sell some or all of the securities covered by this prospectus includes any method permitted by law, including, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

The selling stockholders may also enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholders to close out its short positions;

•	sell securities short and redeliver such shares to close out the short positions;

•	enter into option or other types of transactions that require the selling stockholders to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

The securities covered by this prospectus may be sold:

•	on a national securities exchange;

•	in the over-the-counter market; or

•	in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.

In addition, the selling stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from the selling stockholders or others to settle such sales and may use securities received from the selling stockholders to close out any related short positions. The selling stockholders may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by the selling stockholders from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by the selling stockholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Any selling stockholders, underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from the selling stockholders and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. The selling stockholders will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable prospectus of the Securities Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders or any other person. The anti-manipulation rules under the Securities Act may apply to sales of securities in the market and to the activities of the selling stockholders and any affiliates of the selling stockholders. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The selling stockholders are not restricted as to the price or prices at which they may sell the securities. Sales of such securities may have an adverse effect on the market price of the securities. Moreover, it is possible that a significant number of shares of common stock could be sold at the same time, which may have an adverse effect on the market price of the securities.

The Company cannot assure you that the selling stockholder will sell all or any portion of the securities offered hereby.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. The selling stockholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that the Company and the applicable selling stockholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

The selling stockholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. The selling stockholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for the Company or any selling stockholders. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with the selling stockholders and its compensation.

In connection with offerings made through underwriters or agents, the selling stockholders may enter into agreements with such underwriters or agents pursuant to which the selling stockholders receive outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from the selling stockholders under these arrangements to close out any related open borrowings of securities.

Dealers

The selling stockholders may sell the offered securities to dealers as principals. The selling stockholders may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with the selling stockholders at the time of resale. Dealers engaged by the selling stockholders may allow other dealers to participate in resales.

Direct Sales

The selling stockholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

The selling stockholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

The selling stockholders will enter into such delayed contracts only with institutional purchasers that the selling stockholders approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

The selling stockholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, the selling stockholders in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Anchor BanCorp Wisconsin Inc. and subsidiaries as of December 31, 2014 and 2013, and for the year ended December 31, 2014, the nine months ended December 31, 2013 and the year ended March 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the report of McGladrey LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses are estimated to be as follows:

Amount to be Paid
SEC Registration Fee	$8,702.99
FINRA Fee	$11,734.49
Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$50,000.00
Printing Expenses	$2,500.00
Miscellaneous Expenses	$2,500.00

Total	$85,437.48

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation and by-laws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent authorized or permitted by law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation and by-laws provide for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

In addition, the Company’s certificate of incorporation provides that the Company must indemnify its directors and officers to the fullest extent authorized by law. The Company will also be required to advance certain expenses to its directors and officers and the Company will carry directors’ and officers’ insurance providing indemnification. The Company believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits on page II-6 and are incorporated by reference herein.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(A) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

A.    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on the 6th day of May, 2015.

Anchor BanCorp Wisconsin Inc.

By:	/s/ Chris M. Bauer
Name:	Chris M. Bauer
Title:	President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Chris M. Bauer, as his or her true and lawful attorney-in-fact and agent, acting with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-3, and to any registration statement filed under SEC Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Chris M. Bauer	President and Chief Executive Officer,	May 6, 2015
Chris M. Bauer	Director
(principal executive officer)

/s/ Richard A. Bergstrom	Director	May 6, 2015
Richard A. Bergstrom

/s/ David L. Omachinski	Director	May 6, 2015
David L. Omachinski

/s/ Martin S. Friedman	Director	May 6, 2015
Martin S. Friedman

/s/ William T. James	Senior Vice President,	May 6, 2015
William T. James	Chief Financial Officer and Treasurer (principal financial and accounting officer)

/s/ Thomas G. Dolan	Executive Vice President and	May 6, 2015
Thomas G. Dolan	Chief Operating Officer

/s/ Bradley E. Cooper	Director	May 6, 2015
Bradley E. Cooper

/s/ Pat Richter	Director	May 6, 2015
Pat Richter

/s/ Holly Cremer	Director	May 6, 2015
Holly Cremer

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to each of the Company’s Form 8-Ks filed with the SEC on September 27, 2013 and November 29, 2013).

3.2	Amended and Restated Bylaws of the Company (Effective September 25, 2013) (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on September 27, 2013).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 filed with the SEC on October 10, 2014).

4.2	Form of 9.9% Investor Stock Purchase Agreement dated August 12, 2013 by and between the Company and the investors named therein (incorporated by reference to Exhibit 4.2 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 12, 2014).

4.3	Form of 4.9% Investor Stock Purchase Agreement dated August 12, 2013 by and between the Company and the investors named therein (incorporated by reference to Exhibit 4.3 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 12, 2014).

4.4	Form of Management Investor Stock Purchase Agreement dated August 12, 2013 by and between the Company and the investors named therein (incorporated by reference to Exhibit 4.4 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 12, 2014).

4.5	Form of Secondary Sale Purchaser Agreement dated September 19, 2013 by and between the Company and the investors named therein (incorporated by reference to Exhibit 4.5 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 12, 2014).

5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1**	Consent of McGladrey LLP.

23.2**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).

24.1**	Power of Attorney (included on signature page).

*	To be filed by amendment to this registration statement or incorporated by reference from documents filed or to be filed with the SEC under the Exchange Act.
**	Filed herewith.